1

NAME OF REGISTRANT
Franklin Universal Trust
File No. 811-5569


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders and Consent of Sole Shareholder.


                    FRANKLIN UNIVERSAL TRUST
           MINUTES OF THE ANNUAL SHAREHOLDERS' MEETING

                           May 9, 2000



The Annual Shareholders' Meeting of Franklin Universal Trust (the
"Fund") was held on May 9, 2000 at 2:00 p.m. at the offices of the Fund, 777 Mariners Island Boulevard, San Mateo, California
94404.

Christopher Molumphy presided at the Meeting and David P. Goss acted as Secretary. Mr. Molumphy appointed Joyce L. Sanns to serve as Inspector of Election.

The reading of the "Notice of 2000 Annual Shareholders' Meeting" dated April 10, 2000, was waived. The Secretary was directed to enter the Notice of the Meeting and the accompanying Proxy
Statement into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies, which had been executed by the shareholders, were then presented. The Secretary reported that on the record date, March 30, 2000, there were 26,897,360.674 outstanding shares of the Fund issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares was present in person or represented by proxy at the Meeting and there was the quorum needed to transact the business of the Meeting.

Mr. Molumphy then called for voting on the matters set forth in the Proxy Statement. Ms. Sanns then submitted the results of the vote to the Secretary who noted that on the questions, the voting was as follows:

1.   Regarding the election of the nominees for Trustees:


                            Shares       Shares
                              For        Against
Frank H. Abbott         23,199,519.632      0
Harris J. Ashton        23,256,165.654      0
S. Joseph Fortunato     23,261,199.654      0
Edward B. Jamieson      23,258,671.840      0
Charles B. Johnson      23,256,904.654      0
Rupert H. Johnson, Jr.  23,281,944.286      0
Frank W. T. LaHaye      23,241,071.355      0
Gordon S. Macklin       23,236,433.534      0

2. Regarding the ratification of the selection of PricewaterhouseCoopers LLP, as independent auditors of the Fund for the fiscal year ending August 31, 2000:


    Shares          Shares
      For          Against
23,273,056.261   145,011.616

3. Regarding granting the proxy holders the authority to vote upon any other business that may legally come before the Meeting:


    Shares          Shares
      For          Against
22,554,726.792   517,141.889


 There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  May 9, 2000
__________________________
                                                    David P. Goss
                                                         Acting
Secretary